Exhibit 34.3

Report of Independent Registered Public Accounting Firm

The Board of Directors

Perpetual Trustee Company Limited

We have examined management’s assessment, included in the accompanying Assessment of Compliance with Regulation AB Servicing Criteria, that Perpetual Trustee Company Limited (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB, except for servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(i), 1122(d)(3)(i), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which the Company has determined as being inapplicable to the activities it performs with respect to the asset-backed securities transactions being serviced, in respect of Medallion Trust Series 2006-1G as of June 30, 2006 and for the period from March 14, 2006 to June 30, 2006. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assessment that the Company complied with the aforementioned servicing criteria as of June 30, 2006 and for the period from March 14, 2006 to June 30, 2006 is fairly stated, in all material respects.

/s/ KPMG

KPMG

Sydney, Australia

September 19, 2006